Expense Limitation Agreement

Amended May 23, 2011

To:

Catalyst Funds

630 Fitzwatertown Road

Building A, 2nd Floor

Willow Grove, PA 19090

Dear Board Members:

You have engaged us to act as the sole investment adviser to the Catalyst Value Fund, Catalyst Strategic Value Fund, Catalyst Large Cap Value Fund, Catalyst International Value Fund, Catalyst/SMH High Income Fund, Catalyst/SMH Total Return Income Fund, Catalyst/Groesbeck Growth of Income Fund, Catalyst/MAP Global Total Return Income Fund and Catalyst/MAP Global Capital Appreciation Fund (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of July 31, 2006 (the “Agreement”) as amended.

Effective immediately through October 31, 2012, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; 12b-1 distribution plan expenses, and extraordinary expenses) at 1.30% of average daily net assets for the Catalyst Value Fund, Catalyst Strategic Value Fund, Catalyst Large Cap Value Fund, Catalyst International Value Fund, Catalyst/SMH Total Return Income Fund, Catalyst/Groesbeck Growth of Income Fund, Catalyst/MAP Global Total Return Income Fund and Catalyst/MAP Global Capital Appreciation Fund and at 1.20% of average daily net assets for the Catalyst/SMH High Income Fund.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, CATALYST CAPITAL ADVISORS LLC By: /s/ Jerry Szilagyi Jerry Szilagyi, Managing Member

The foregoing Agreement is hereby accepted.

CATALYST FUNDS By: /s/ David F. Ganley David F. Ganley, Secretary